150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20180169406-57**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **04/13/2018 9:36 AM**
	Entity Number **E0736372007-3**

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

YAKUN INTERNATIONAL INVESTMENT AND HOLDING GROUP

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Designation of Series: Of the 5,000,000 authorized shares of preferred stock, par value $0.001, 22,000 shares are hereby designated as Series A Convertible Preferred Stock, par value $0.001 (the "Series A Preferred Stock").

Dividend Rights. Holders of shares of Series A Preferred Stock shall be entitled to dividends declared and paid on shares of common stock in an amount per share equal to the amount they would be entitled to receive as holders of common stock if all outstanding shares of Series A Preferred Stock had been converted into common stock.

Voting Rights. Holders of Series A Preferred Stock will vote together with holders of common stock as a single class, with each share of Series A Preferred Stock having the number of votes corresponding to the number of shares of common stock into which the Series A Preferred Stock may then be converted, on all matters as to which stockholders are entitled to vote, including the election of directors, except with respect to matters for which a class vote is required by law.

See Attachment A

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer Songx Teng, President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT A TO

CERTIFICATE OF DESIGNATION OF

YAKUN INTERNATIONAL INVESTMENT & HOLDING GROUP

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each of which is hereinafter referred to as a "Liquidation"), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the amount they would be entitled to receive as holders of common stock if all outstanding shares of Series A Preferred Stock had been converted into common stock. For the purpose of this paragraph, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall constitute and be deemed a Liquidation.

Conversion Rights. (a) Each issued and outstanding share of Series A Preferred Stock shall be deemed to have been converted into, and shall (without any action of the holder thereof) become, 1,000 shares of common stock (the "Conversion Rate"), subject to adjustment as hereinafter provided, immediately upon the filing of a Certificate of Amendment to the Articles of Incorporation of the Corporation with the Office of the Secretary of State of Nevada (the "Effective Time") which increases the number of authorized but unissued shares of Common Stock to an amount sufficient for the conversion of all of the outstanding shares of Series A Preferred Stock (an "Automatic Conversion Event"). The Corporation shall give the holders of the Series A Preferred Stock written notice of the filing of a Certificate of Amendment which results in an Automatic Conversion Event within three days after the Effective Time (the "Automatic Conversion Notice"). The Automatic Conversion Notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Following the receipt of the Automatic Conversion Notice, holders of shares of Series A Preferred Stock may surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates (bearing such legend(s) as may be required under applicable securities laws) for the number of whole shares of common stock to which such holder shall be entitled. The Corporation shall not be under any obligation to issue fractional shares or payments in lieu of fractional shares resulting from the conversion of the Series A Preferred Stock. Following the Effective Time, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of common stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of common stock) will terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of common stock into which such Series A Preferred Stock has been converted. As soon as practicable after the Effective Time and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the

number of full shares of common stock issuable on such conversion in accordance with the provisions hereof. All certificates evidencing shares of Series A Preferred Stock shall, from and after the Effective Time, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into common stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly.

(b) The Conversion Rate shall be subject to adjustment from time to time in case the Corporation shall pay a stock dividend on its common stock (other than in shares of the Series A Preferred Stock), or in case the Corporation shall subdivide or combine the outstanding shares of common stock, the Conversion Rate shall immediately be proportionately adjusted. In case of any capital reorganization or any reclassification of the capital stock of the Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock of the Corporation then deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization or reclassification, and appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(c) Whenever the Conversion Rate is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Rate in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Conversion Rate and showing in detail the facts upon which such adjustment is based, and a copy of such written instrument shall forthwith be mailed to each holder of record of the Series A Preferred Stock, and made available for inspection by the stockholders of the Corporation.

(d) The Corporation shall cause the shares of common stock issued upon conversion of the Series A Preferred Stock to be listed, subject to notice of issuance, on any stock exchange(s) or automated quotation system on which outstanding shares of common stock may then be listed or quoted.

Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Articles of Incorporation, as amended.

Status of Series A Preferred Stock Reacquired. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with applicable provisions of the laws of the State of Nevada), be deemed to be canceled and have the status of authorized and unissued shares of the class of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

Severability of Provisions. If any right, preference or limitation of the Series A Preferred set forth in this resolution is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.